  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

OrangeHook and Kologik Announce Plans to Merge

OrangeHook, Inc. (OTC:ORHK) is pleased to announce that it has entered into a non-binding Letter of Intent (“LOI”) with Kologik, LLC. (“Kologik”), a Baton Rouge, Louisiana company focused on public safety software solutions. The merger with Kologik will combine credentialing and tracking services from OrangeHook with an interoperable suite of public safety applications from Kologik, providing law enforcement, first responders, and healthcare providers across the nation more robust public safety software solutions. The merger will position the company as the premier provider of tracking and logistics solutions to first responders & law enforcement agencies nationwide.

•         The merged entity plans to up list to a national exchange (NASDAQ or NYSE) by the end of the year

•         The combined companies will provide software solutions to first responders in all states, over 25,000 organizations, and over 1 million users

•         We anticipate that the combined company is expected to be EBITDA positive in FY 2019

MINNEAPOLIS, July 18, 2019 OrangeHook, Inc. (OTC: ORHK) (“OrangeHook”), a Minneapolis, Minnesota Software as a Service (SaaS) company focused on enhancing public safety through proper identification, authentication and interoperable tracking, announced today that it has reached a non-binding agreement in principle with Kologik to merge the two companies into a single entity. The merger will combine the identification, authentication, and interoperable tracking technologies of OrangeHook’s Salamander and LifeMed ID products with Kologik’s robust and broad suite of interoperable public safety applications. Synergies in technologies and a shared mission will result in enhanced solutions for public safety: from the patrol car to dispatch, records management to jail management, and all acute crises in-between. The bundled solution uniquely enables government agencies to more effectively communicate, respond, and manage situations affecting public safety.  The applications efficiently deliver information, identification, authentication, credentialing, tracking, and reporting of both government and civilian based populations in schools, natural disaster areas, large scale events, prisons, healthcare, and commercial businesses.  At a time of heightened concern for school safety, the initial focus will be on rolling out school safety applications. The merged solutions provide unparalleled ways to track and identify who is on campus and, in the event of a disaster, accelerating the response of law enforcement to the crisis providing law enforcement with situational awareness of threats. Additionally, OrangeHook’s subsidiary, LifeMed ID, Inc., which provides patient identification solutions, will also benefit from the merger. Patient identity, linking to a biometric token and a health record, will be a key area of focus for the business moving forward.

“Our strategic relationship and joint solution are truly driven by customer demand in the educational and law enforcement markets,” James L. Mandel, CEO of OrangeHook, Inc. stated. “Schools need comprehensive data to drive better emergency outcomes, with lower costs, in a flexible centric manner, all of which are offered by the OrangeHook and Kologik applications. The benefits of superior big data efficiency, artificial intelligence (“AI”), mobility, and built-in data protection that is compliant with pre-existing applications, we believe are achieved only with the OrangeHook and Kologik solutions”.

“We’re excited by the opportunity to join OrangeHook in providing the most inclusive suite of services in the public safety sector,” said Matthew Teague, CEO of Kologik. “The synergies among our companies will allow us to continue to further our mission of enhancing public safety in cities and campuses nationwide.”

Pursuant to the closing of the Merger (the “Closing”), Kologik shall own approximately 60% of the merged entity and Orangehook equity holders would own approximately 40%, subject to certain adjustment mechanisms in the LOI. A key strategic goal of the merged entity is to qualify for a NASDAQ or NYSE listing as soon as possible.

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About Kologik

Kologik offers a complete interoperable suite of public safety applications that provides intelligence to law enforcement as well as other applications including Computer Aided Dispatch (CAD), Records Management (RMS), Jail Management (JMS), electronic arrest forms, computerized criminal history (CCH), school safety, and CAD interoperability (CAD to CAD).  Kologik’s public safety solutions make it possible for multiple sources of intelligence to effectively speak to one another to enhance safety among officers, schools and communities.  For more information, visit www.kologik.com.

About OrangeHook

OrangeHook Inc., is a global leader in identification and authentication solutions. Through its suite of proprietary technologies, OrangeHook helps governments, schools, healthcare providers, and corporate entities with cloud-based validation, accreditation, verification services, and emergency and event management applications.  OrangeHook’s technology solutions tracks both human and physical assets at major sporting events, conventions, crime scenes, natural disasters, crisis events, and in other public safety applications. OrangeHook’s solutions can be implemented quickly and in a technologically agnostic manner. OrangeHook holds multiple patents and trademarks and is HIPAA and HITECH compliant.  For more information, visit www.orangehook.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1996 that represent OrangeHook management’s expectations or beliefs about future events relating to its planned merger with Kologik.  Forward-looking statements are identifiable by words such as “believe”, “intend”, “anticipate”, “expect”, “plan”, “will”, “may”, and other similar expressions.  Forward-looking statements made in this presentation, which relate to OrangeHook’s proposed agreement with Kologik, the timing of the transaction and the expected synergies and other outcomes of the proposed combination, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement.  Actual results could differ if the economy, and particularly the educational and public safety segments of the economy that impact the proposed relationship, and does not grow and perform at least as well as forecast.    It is not possible to foresee or identify all factors that could cause actual results to differ from expected results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. For additional information on factors that could cause our actual results to differ and for more specific information about our business and the risks associated with it, please review the periodic reports that OrangeHook files publicly with the Securities and Exchange Commission.  Forward-looking statements made herein speak only as to the date of this release and, except as expressly required by the securities laws, we undertake no obligation to publicly update any forward-looking statements made herein.

Contacts:

OrangeHook, Inc.

Jim Mandel, 612-504-3646, info@orangehook.com

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